EXHIBIT 10.1

Jeffrey Weiss	October 7, 2014

American Greetings Corporation

One American Road

Cleveland, Ohio 44114

Re:	Modification of Supplemental Executive Retirement Plan Benefit

Dear Jeffrey,

As you are aware, American Greetings Corporation maintains a Supplemental Executive Retirement Plan (as amended and restated, the “SERP”), of which you are a participant. The retirement income provided under this plan is calculated using a formula consisting of your length of service (to a maximum of twenty years) and your final average earnings (the average of the two highest years of base salary earnings, plus one-half of your annual bonus at target). As you are aware, this program was frozen effective December 31, 2013. As such, benefits earned as of that date were vested; however, the vested benefit amounts will be calculated using each participant’s years of service and earnings as of that date.

On August 1, 2013, you were promoted to Co-Chief Executive Officer of American Greetings. Prior to that change, your base salary was $772,622 and your annual cash bonus target was 90%. With this promotion, your salary was increased to $987,067, and your bonus target was increased to 100% — identical to the base salary and bonus target granted to Mr. Zev Weiss, also Co-Chief Executive Officer. However, because your SERP benefit was frozen and calculated based on your compensation prior to December 31, 2013, we recognized that your SERP benefit, which is calculated using actual base salary earnings and target bonus percentage, will be lower than what it would have been had your compensation been at the Chief Executive Officer level during the SERP calculation period. In consideration of the many years of service that you have provided to American Greetings at a Chief Executive Officer level, this letter confirms that for purposes of calculating your SERP benefit, the benefit will be calculated based on base salary earnings and target bonus percentages that you would have earned had you been compensated at the same level as Mr. Zev Weiss during 2012 and 2013. The effect of this revision is that your SERP benefit at retirement will be based on a base salary of $987,067, and a target bonus percentage of 100%, resulting in a monthly benefit (at age 65) of $24,677. All other terms of the SERP will continue to apply and nothing in this letter is intended to amend or otherwise change the terms of the SERP except as expressly set forth herein.

American Greetings thanks you for your years of service and dedication to American Greetings.

AMERICAN GREETINGS CORPORATION

By: /s/ Brian McGrath
Brian McGrath, Senior Vice President,
Human Resources